EXHIBIT 99.1

NDCHealth REDUCES CARRYING VALUE OF MEDUNITE
INVESTMENT FOR FISCAL YEAR 2002

ATLANTA, August 21, 2002—NDCHealth Corporation (NYSE: NDC) announced today that it would take a non-cash charge in fiscal 2002 to reduce the carrying value of its investment in MedUnite to $12.2 million. As previously reported, NDCHealth has been evaluating this investment in light of MedUnite’s progress in execution of its business strategy and in its proposed recapitalization plan which is expected to be completed in October 2002.

On August 19, 2002, the financial advisors to the MedUnite Board of Directors reported orally to NDCHealth that MedUnite had evaluated several preliminary proposals in conjunction with a potential recapitalization transaction and had selected parties for additional negotiations. The financial advisors also indicated that other parties had recently expressed interest in submitting proposals to MedUnite.

Based upon this information, as well as an updated evaluation of MedUnite’s results and capital market conditions, NDCHealth has determined that the value of MedUnite has declined, and that the decline is not temporary. In accordance with the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” the Company will reduce the carrying value of its investment in MedUnite to $12.2 million with a non-cash charge that will be reflected in the financial statements for the year ended May 31, 2002 and discussed in its subsequent events footnote. This charge will reduce the Company’s previously announced net income by $28.3 million (net of a tax benefit of $12.7 million), and diluted earnings per share by $0.79 for fiscal 2002.

Walter M. Hoff, chief executive officer, said “The charge for the valuation adjustment will be reflected in our fiscal 2002 financial statements. There will be no impact to our fiscal 2003 financial statements or to our previously issued revenue and earnings guidance for fiscal 2003. We continue to expect annual revenue to be in the range of $445 to $455 million in 2003, including approximately $11-12 million of MedUnite related revenue. We expect diluted earnings per share to be in the range of $1.55 to $1.57 for fiscal 2003. As previously disclosed, if we elect to refinance our Convertible Subordinated Notes prior to May 31, 2003, we currently estimate that diluted earnings per share would be negatively impacted by approximately $0.00 to $0.04 in fiscal 2003, plus a one-time charge relating to extinguishment of debt of approximately $0.02 to $0.03 per diluted share.”

NDCHealth is a leading provider of health information services that add value to pharmacy, hospital, physician, pharmaceutical and payer businesses.

This press release contains forward-looking statements concerning the Company’s future operations, performance and financial condition. Actual revenues, revenue growth and margins will be dependent upon all such factors and results subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These include product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, the ability to consummate and integrate acquisitions, the performance of investments, including MedUnite, estimates of the valuation of these investments, and other risks detailed in the Company’s SEC filings, including its most recent Form 10-K. The actual effect of any refinancing will depend upon the refinancing option selected, the timing of the refinancing and the rate that must be paid at that time. In addition, the Company is currently unable to assess the impact, if any, on its financial performance that may result from the economic effects of the September 11, 2001 or any future terrorist attacks on the United States. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

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